Exhibit 107.1

Calculation of Filing Fee Table

Form S-3ASR

(Form Type)

Green Plains Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Warrants	Common stock and/or debt securities	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Units	two or more securities consisting of a combination of common stock, warrants and debt securities	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					(1)		(2)

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							(2)

(1)	There are being registered hereunder a currently indeterminate number of shares of common stock, par value $0.001 per share, of Green Plains Inc., an indeterminate principal amount of debt securities of Green Plains Inc., an indeterminate number of warrants of Green Plains Inc. covering shares or debt securities, and an indeterminate number of units of Green Plains Inc. covering two or more of the securities consisting of a combination of common stock, warrants and debt securities, in each case as may from time to time be offered at indeterminate prices.

(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the registration fee.